SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 1995



                      MIDWEST REAL ESTATE SHOPPING CENTER L.P.
                (Exact name of registrant as specified in its charter)



Delaware                           1-9331                      13-3384643
(State or other jurisdiction     (Commission                 (IRS Employer
of incorporation)                 File Number)              Identification No.)



3 World Financial Center, 29th Floor New York, NY               10285
Attention: Andre Anderson                                     (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code (212) 526-3237

Item 5. Other Events:


Further to its July 5, 1995 notice of default to the Partnership, the Equitable Life Assurance Society of the United States (the "Mortgagee"), which holds the mortgage on the Partnership's Brookdale Center regional mall (the "Mall"), commenced advertising the Mall for a public nonjudicial foreclosure sale to be held on September 12, 1995. The Partnership continues to hold negotiations with the Mortgagee concerning the mortgage in default. In addition to such negotiations, the Partnership is considering the alternatives available to it with respect to such potential foreclosure sale.


Refer to Exhibit A.  -  July 28, 1995 Press Release



                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        MIDWEST REAL ESTATE SHOPPING CENTER L.P
                        Registrant

                By:     MIDWEST CENTERS INC.
                        General Partner


                        By:   /s/ Robert J. Hellman     Date: July 28, 1995

                Name:   Robert J. Hellman
                Title:  Director, Vice President, and
                        Chief Financial Officer



                                      Exhibit A.



                     MIDWEST REAL ESTATE SHOPPING CENTER L.P.
             (formerly Equitable Real Estate Shopping Centers, L.P.)
                           3 World Financial Center
                             New York, N.Y. 10285


Attention:      Robert Hellman  (212) 526-3142
                Joan Berkowitz  (212) 526-3162

FOR IMMEDIATE RELEASE

New York, NY (July 28, 1995)-- Midwest Centers Inc., the general partner of Midwest Real Estate Shopping Center L.P. (the "Partnership"), reported that The Equitable Life Assurance Society of the United States ("Equitable"), which holds a mortgage loan (the "Mortgage") secured by Brookdale Center ("Brookdale"), an enclosed regional shopping mall located in Brooklyn Center, Minnesota and owned by the Partnership, published an advertisement for a September 12, 1995 public nonjudicial foreclosure sale of Brookdale Center.
The Partnership is considering the alternatives available to it with respect to such potential foreclosure sale.

The advertisement by Equitable was subsequent to the July 5, 1995 notice of default sent by Equitable to the Partnership. The notice of default stated that the Partnership failed to pay all principal and accrued interest due under the Mortgage secured by Brookdale by June 30, 1995, the maturity date of the Mortgage.

While the Partnership is in negotiations with Equitable concerning the Mortgage, there can be no assurance that the parties will reach an agreement that will prevent the foreclosure sale or that a buyer can be found for Brookdale prior to the sale.

Units of Midwest Real Estate Shopping Center L.P. are traded on the New York Stock Exchange under the symbol "EQM."

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